Exhibit 10.1

August 27, 2012

Dr. Lee F. Allen

[address]

[address]

Re:                             Retention Agreement

Dr. Allen:

Reference is made to that certain Employment Agreement, dated as of December 15, 2009, by and between AMAG Pharmaceuticals, Inc. (the “Company”) and you, which was amended by the Amendment to Employment Agreement dated as of February 1, 2011, and the Second Amendment to Employment Agreement dated as of November 3, 2011 (as amended, the “Employment Agreement”).

The Company and you hereby agree as follows:

1.  You will be paid a special bonus, in place of your normal annual bonus, which will equal at least 120% of your 2012 target bonus if the sNDA for the broad iron deficiency anemia (“IDA”) indication for Feraheme is filed with the U.S. Food and Drug Administration (the “FDA”) by November 30, 2012.  Any such bonus will be paid within thirty days of filing, provided, however, that in order to earn such bonus you must remain employed by the Company as of the sNDA filing date.  Such bonus will replace any other performance bonus that you are otherwise be entitled to receive and the final amount of the bonus will be determined by the Compensation Committee of the Board of Directors.

2.  Within 60 days after FDA approval of the sNDA for the broad IDA indication for Feraheme, you shall receive a cash bonus equal to your special bonus paid in 2012, provided such approval is obtained by March 31, 2014 and provided that you continue to serve at the time as an employee or consultant of the Company.

3.  In the event of your “Termination Without Cause or for Good Reason,”as provided in your Employment Agreement, you will be entitled to the payments provided for in Section 5(a) and Section 5(b) of your Employment Agreement.  In the event of such termination, the Company will also pay or reimburse you for the premiums for continued coverage for you and your eligible dependents under the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), in the same amounts and for the same coverage in effect immediately prior to your termination from employment, under the Company’s group health and dental plans, and subject to your eligibility for and timely election of COBRA coverage, until the earlier of: (i) six months from the date of employment termination, or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan.

4.  In the event of the termination of your employment with the Company (other than termination by the Company for Cause, as defined in your Employment Agreement), the Company will engage you as a consultant until March 31, 2014, provided that you remain employed with the Company through the filing of sNDA for the broad IDA indication for Feraheme with the FDA and such filing occurs by December 31, 2012.  The Company may not terminate the consulting relationship other than for Cause (in this context, such term shall be deemed to match the definition in your current Employment Agreement). You agree to provide consulting services to the Company at a rate of $500 per hour.  The number of consulting hours per week will be determined by the Company in its sole discretion.  The Company confirms that any change in status from an employee to a consultant as provided above will not constitute a termination of your continuous service or Business Relationship with the Company solely for purposes of and as defined in the Company’s equity incentive plan and the agreements governing your options, restricted stock units and other equity awards.  Therefore during such consulting period, your equity incentives with the Company will continue to vest in accordance with the regular vesting schedules provided in your equity incentive agreements. The specific terms of your consulting arrangement will be described in the consulting agreement to be entered into by the Company and you at the time of the termination of your employment.

5.  You agree that during your consulting period with the Company and for the one (1) year period after the termination or expiration of such consulting period, regardless of the reasons for termination, you will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide any services to any person or entity with respect to a Competing Product, nor will you assist another person or entity to solicit, perform or provide or attempt to perform or provide services with respect to a Competing Product. “Competing Product” shall mean an intravenous iron replacement therapeutic. You agree that these restrictions are reasonable and have been specifically agreed upon based on the consideration set forth in this letter agreement.

In the event that the payment provided in Sections 1 and 3 of this letter agreement is made after the termination of your employment with the Company, you agree to execute, deliver to the Company, within 60 days of the termination of your employment, and not to revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than the obligations contemplated in this letter agreement and the planned consulting agreement).  Any payment pursuant to this letter agreement shall be subject to Section 16 of the Employment Agreement as if such section were incorporated herein by reference.

This letter agreement shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and the validity, interpretation and performance of this letter agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles.  The provisions of your Employment Agreement shall remain in full force and effect except as modified herein.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AMAG PHARMACEUTICALS, INC.

By:	/s/ William K. Heiden
Name:
Title:

Agreed and Acknowledged:

/s/ Lee F. Allen
Dr. Lee F. Allen